Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE

OF $565, UP 4.5% IN THE QUARTER

HAMILTON, Bermuda (April 27, 2012) — White Mountains Insurance Group, Ltd. reported an adjusted book value per share of $565 at March 31, 2012, an increase of 4.5% for the first quarter of 2012, including dividends.

Ray Barrette, Chairman and CEO, commented, “We had a good quarter with good underwriting results, solid investment returns and a lift from share buybacks.  Our investment portfolio returned 2.0% as our fixed income portfolio outperformed its benchmark but our equity portfolio lagged the S&P.  OneBeacon grew book value by 5%.  OneBeacon’s combined ratio was 94%, as a strong 89% Specialty combined ratio was offset by reserve increases in run-off.  Sirius Group’s combined ratio was 84%, an excellent result in a light catastrophe quarter.  We repurchased approximately 974,000 of our common shares at good prices, adding about $7 to adjusted book value per share in the quarter.”

Adjusted comprehensive income was $117 million in the first quarter of 2012 compared to adjusted comprehensive income of $34 million in the first quarter of last year, while net income was $94 million in the first quarter of 2012 compared to a net loss of $28 million in the first quarter of last year.

OneBeacon

OneBeacon’s book value per share increased 5.0% for the first quarter, including dividends.  The increase was driven by underwriting and investments results and a $14 million increase from the sale of OneBeacon Holdings (Luxembourg) S.à r.l. to a subsidiary of White Mountains, the effects of which are eliminated in White Mountains’ consolidation of OneBeacon.

The GAAP combined ratio was 94% for the first quarter of 2012 compared to 93% for the first quarter of last year.  The Specialty GAAP combined ratio was 89% for the first quarter of 2012 compared to 94% for the first quarter of last year, reflecting improved current accident year results. The first quarter of 2012 included 4 points of unfavorable loss reserve development compared to 2 points of favorable loss reserve development in the first quarter of last year.  The loss reserve development in the current period was driven by 5 points of unfavorable development in the run-off business, including the impact of an adverse court ruling in Mississippi regarding a disputed assessment from an involuntary pool for hurricane Katrina claims in 2005.

Mike Miller, CEO of OneBeacon, said, “We had a strong start to the year, reflecting excellent Specialty underwriting results and solid investment returns, partially offset by increased reserves in run-off.  Our Specialty written premiums grew by 17% to $303 million and we were pleased to see continued pricing momentum, along with favorable retention and new business trends.  During the quarter we launched our newest Specialty business—the OneBeacon Program Group—and we closed on the previously announced sale of AutoOne.  We are optimistic about improving market conditions and will continue to look for new specialty opportunities.”

Sirius Group

Sirius Group’s GAAP combined ratio was 84% for the first quarter of 2012 compared to 132% for the first quarter of last year.  The decrease was primarily due to lower catastrophe losses.  Catastrophe losses had minimal impact on the combined ratio for the first quarter of 2012 compared to 56 points for the first quarter of last year, which included $80 million related to the Japan earthquake and tsunami and $42 million related to a New Zealand earthquake.  Favorable loss reserve development for the first quarter of 2012 was 3 points compared to 5 points in the first quarter of last year.

Allan Waters, CEO of Sirius Group, said, “Our first quarter financial results benefited from the absence of significant catastrophe activity and from strong investment markets.  Last year’s catastrophe loss activity and model changes are firming property (re)insurance markets globally, and we are responding to our clients’ needs by growing our property book moderately.”

Gross premiums increased 5% for the first quarter of 2012 over the first quarter of last year, while net written premiums were up 4%.  The increases in premiums were driven primarily by the property and accident and health lines of business.

Other Operations

White Mountains’ Other Operations segment reported pre-tax income of $14 million in the first quarter of 2012, compared to a pre-tax loss of $15 million in the first quarter of last year.  This improvement was driven by increased net investment income and investment gains due to a higher invested asset base from the Esurance Sale proceeds, higher mark-to-market gains on the Symetra warrants and slightly lower losses from WM Life Re, somewhat offset by higher incentive compensation expenses that were driven by the increase in White Mountains’ share price during the quarter.  The value of White Mountains’ investment in Symetra warrants increased $11 million in the first quarter of 2012 compared to a decrease of $1 million in the first quarter of last year.  WM Life Re reported a pre-tax loss of $7 million in the first quarter of 2012 and a pre-tax loss of $9 million in the first quarter of last year.

White Mountains recorded a GAAP other-than-temporary impairment write-down on its investment in Symetra common shares during the fourth quarter of 2011.  As a result, White Mountains carried its investment in Symetra common shares at $15 per share at December 31, 2011, the estimate of its GAAP fair value.   During the first quarter of 2012, White Mountains’ recorded $10 million in equity in earnings from its investment in Symetra’s common shares, which increased the value of the investment in Symetra’s common shares used in the calculation of White Mountains’ adjusted book value per share to $15.56 per Symetra common share at March 31, 2012, compared to Symetra’s quoted stock price of $11.53 and Symetra’s book value per common share excluding unrealized gains and losses from its fixed maturity investment portfolio of $18.09.

Investment Activities

The GAAP total return on invested assets for the first quarter of 2012 was 2.0%, which included 0.4% of currency gains, compared to 2.0% for the first quarter of last year, which included 0.8% of currency gains.

Manning Rountree, President of White Mountains Advisors, said, “Investments are off to a good start in 2012, with a total return of 2.0% for the quarter.  Our fixed income portfolio returned 1.5%, including 0.5% related to currency movements, as we outperformed the benchmark in a quarter of rising rates and dollar weakening.  Our value-oriented equity portfolio produced a good absolute return of 4.8% but fell well short of the S&P 500 return of 12.6%.  Fixed income duration increased in the quarter from 2.2 to 2.8.  This reflects $484 million of short term investments used to fund share repurchases during the quarter.  It also reflects a sector rotation away from short tenor RMBS and toward medium tenor corporate bonds and CMBS, a move partly intended to reduce convexity risk in the portfolio.  Equity exposure is relatively flat, at 17% of the portfolio, a number we expect to increase opportunistically.”

Capital Management

White Mountains estimates that its undeployed capital decreased from over $2 billion at December 31, 2011 to about $1.8 billion at March 31, 2012.  White Mountains repurchased and retired 974,458 of its common shares for $484 million during the first quarter of 2012 at an average price per share of $497, or approximately 88% of White Mountains’ March 31, 2012 adjusted book value per share.

David Foy, Executive Vice President and CFO, said, “We were pleased with our share repurchase activity in the quarter.  Even though the stock rose considerably, we were able to repurchase nearly a million shares at less than 90 percent of adjusted book value per share.  We continue to have tremendous financial flexibility with about $1.8 billion of undeployed capital, low financial leverage and a highly liquid investment portfolio.  This leaves us in a great position to capitalize on transactions that we find attractive.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q with the Securities and Exchange Commission on or before May 10, 2012 and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from book value.  In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 6.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains’ common shareholders.  The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains’ common shareholders is included on page 7.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•	change in adjusted book value per share or return on equity;
•	business strategy;
•	financial and operating targets or plans;
•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;
•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;
•	expansion and growth of our business and operations; and
•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risks associated with Item 1A of White Mountains’ 2011 Annual Report on Form 10-K and Item 1A in Part II of White Mountains’ March 31, 2012 Quarterly Report on Form 10-Q;
•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;
•	the continued availability of capital and financing;
•	general economic, market or business conditions;
•	business opportunities (or lack thereof) that may be presented to it and pursued;
•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;
•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;
•	an economic downturn or other economic conditions adversely affecting its financial position;
•	recorded loss reserves subsequently proving to have been inadequate;
•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;
•	other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	March 31,	December 31,	March 31,
	2012	2011	2011
Assets

Fixed maturity investments	$5,411.3	$6,221.9	$5,737.2
Short-term investments	877.5	846.0	896.0
Common equity securities	868.7	755.0	711.6
Convertible fixed maturity investments	152.8	143.8	138.2
Other long-term investments	306.7	301.3	339.3

Total investments	7,617.0	8,268.0	7,822.3

Cash	605.4	705.4	409.9
Reinsurance recoverable on unpaid losses	2,465.4	2,507.3	2,304.1
Reinsurance recoverable on paid losses	39.1	30.5	30.2
Insurance and reinsurance premiums receivable	737.3	489.2	712.6
Funds held by ceding companies	111.1	106.5	106.6
Investments in unconsolidated affiliates	294.9	275.3	394.9
Deferred acquisition costs	198.8	187.0	185.6
Deferred tax asset	524.7	536.9	410.9
Ceded unearned insurance and reinsurance premiums	145.5	87.3	187.9
Accounts receivable on unsettled investment sales	6.5	4.7	49.5
Assets held for sale	—	132.6	1,225.2
Other assets	632.9	733.3	757.7

Total assets	$13,378.6	$14,064.0	$14,597.4

Liabilities

Loss and loss adjustment expense reserves	$5,510.8	$5,702.3	$5,759.7
Unearned insurance and reinsurance premiums	1,074.4	846.9	1,076.1
Debt	677.2	677.5	818.8
Deferred tax liability	384.1	365.5	369.2
Ceded reinsurance payable	194.0	134.6	224.8
Funds held under reinsurance treaties	45.2	42.9	82.4
Accounts payable on unsettled investment purchases	103.5	34.6	96.7
Liabilities held for sale	—	107.6	796.9
Other liabilities	1,079.9	1,484.2	1,163.7

Total liabilities	9,069.1	9,396.1	10,388.3

Equity
White Mountains’ common shareholders’ equity
White Mountains’ common shares and paid-in surplus	1,106.1	1,261.3	1,320.6
Retained earnings	2,553.7	2,789.7	2,094.2
Accumulated other comprehensive income (loss), after tax:
Equity in net unrealized (losses) gains from Symetra’s fixed maturity portfolio net of applicable taxes	(1.2)	—	58.5
Net unrealized foreign currency translation gains and other	60.2	36.7	121.9

Total White Mountains’ common shareholders’ equity	3,718.8	4,087.7	3,595.2

Noncontrolling interests
Noncontrolling interest - OneBeacon Ltd.	281.9	273.1	300.3
Noncontrolling interest - Sirius Group preference shares	250.0	250.0	250.0
Noncontrolling interest - other	58.8	57.1	63.6

Total noncontrolling interests	590.7	580.2	613.9

Total equity	4,309.5	4,667.9	4,209.1

Total liabilities and equity	$13,378.6	$14,064.0	$14,597.4

WHITE MOUNTAINS INSURANCE GROUP, LTD.

BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE

(Unaudited)

	March 31,	December 31,	March 31,
	2012	2011	2011
Book value per share numerators (in millions):

White Mountains’ common shareholders’ equity - book value per share numerator	$3,718.8	$4,087.7	$3,595.2
Equity in net unrealized losses (gains) from Symetra’s fixed maturity portfolio, net of applicable taxes	1.2	—	(58.5)
Adjusted book value per share numerator(1)	$3,720.0	$4,087.7	$3,536.7

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator	6,638.9	7,577.9	7,975.5
Unearned restricted common shares	(59.4)	(37.6)	(58.2)
Adjusted book value per share denominator(1)	6,579.5	7,540.3	7,917.3

Book value per share	$560.16	$539.43	$450.78
Adjusted book value per share	$565.38	$542.11	$446.70

(1) Excludes out of-the-money stock options.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Revenues:
Earned insurance and reinsurance premiums	$499.0	$467.8
Net investment income	41.8	49.5
Net realized and unrealized investment gains	58.6	(9.2)
Other revenue	31.2	21.5

Total revenues	630.6	529.6
Expenses:
Loss and loss adjustment expenses	262.7	358.4
Insurance and reinsurance acquisition expenses	108.4	90.7
Other underwriting expenses	74.8	73.1
General and administrative expenses	38.4	25.9
Accretion of fair value adjustment to loss and lae reserves	7.1	2.1
Interest expense on debt	10.9	13.1

Total expenses	502.3	563.3

Pre-tax income (loss)	128.3	(33.7)

Income tax (expense) benefit	(28.0)	7.7

Net income (loss) from continuing operations	100.3	(26.0)
Net income from discontinued operations, net of tax	.1	2.5
Income (loss) before equity in earnings of unconsolidated affiliates	100.4	(23.5)
Equity in earnings of unconsolidated affiliates	10.2	6.7

Net income (loss)	110.6	(16.8)
Net income attributable to noncontrolling interests	(16.8)	(11.4)
Net income (loss) attributable to White Mountains’ common shareholders	93.8	(28.2)

Comprehensive income, net of tax:
Change in equity in net unrealized losses from investments in unconsolidated affiliates	(1.2)	—
Change in foreign currency translation and other	23.5	62.0

Comprehensive income	116.1	33.8
Comprehensive income attributable to noncontrolling interests	—	—
Comprehensive income attributable to White Mountains’ common shareholders	116.1	33.8

Change in equity in net unrealized losses from Symetra’s fixed maturity portfolio	1.2	—

Adjusted comprehensive income	$117.3	$33.8

Basic earnings (loss) per common share - continuing operations	$12.59	$(3.83)
Basic earnings per common share - discontinued operations	.02	0.31

Diluted earnings (loss) per common share - continuing operations	12.59	$(3.83)
Diluted earnings per common share - discontinued operations	.02	0.31

Dividends declared per common share	$1.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)

(in millions)

(Unaudited)

For the Three Months Ended March 31, 2012

		Sirius
	OneBeacon	Group	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$272.8	$226.2	$—	$499.0
Net investment income	14.7	17.1	10.0	41.8
Net realized and unrealized investment gains	29.8	13.7	15.1	58.6
Other revenue - foreign currency translation gain	—	18.4	—	18.4
Other revenue - Hamer and Bri-Mar (1)	—	—	8.2	8.2
Other revenue - Symetra warrants	—	—	11.1	11.1
Other revenue	.1	(.1)	(6.5)	(6.5)

Total revenues	317.4	275.3	37.9	630.6

Expenses:
Loss and loss adjustment expenses	149.3	113.4	—	262.7
Insurance and reinsurance acquisition expenses	57.4	51.0	—	108.4
Other underwriting expenses	48.8	26.0	—	74.8
General and administrative expenses - Hamer and Bri-Mar (1)	—	—	7.2	7.2
General and administrative expenses	2.7	11.8	16.7	31.2
Accretion of fair value adjustment to loss and lae reserves	—	7.1	—	7.1
Interest expense on debt	4.1	6.5	.3	10.9

Total expenses	262.3	215.8	24.2	502.3

Pre-tax income	$55.1	$59.5	$13.7	$128.3

(1) On December 31, 2011, Tuckerman Fund I was dissolved and all of the net assets of the fund, which consisted of the common stock of Hamer and Bri-Mar, two small manufacturing companies, were distributed.

For the Three Months Ended March 31, 2011

		Sirius
	OneBeacon	Group	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$245.1	$222.7	$—	$467.8
Net investment income	21.0	23.5	5.0	49.5
Net realized and unrealized investment gains (losses)	23.1	(36.1)	3.8	(9.2)
Other revenue - foreign currency translation gain	—	24.6	—	24.6
Other revenue - Tuckerman Fund I	—	—	4.1	4.1
Other revenue - Symetra warrants	—	—	(1.2)	(1.2)
Other revenue	.8	.3	(7.1)	(6.0)

Total revenues	290.0	235.0	4.6	529.6

Expenses:
Loss and loss adjustment expenses	130.4	228.0	—	358.4
Insurance and reinsurance acquisition expenses	49.0	41.7	—	90.7
Other underwriting expenses	49.3	23.8	—	73.1
General and administrative expenses - Tuckerman Fund I	—	—	3.9	3.9
General and administrative expenses	2.3	4.6	15.1	22.0
Accretion of fair value adjustment to loss and lae reserves	—	2.1	—	2.1
Interest expense on debt	6.3	6.5	.3	13.1

Total expenses	237.3	306.7	19.3	563.3

Pre-tax income (loss)	$52.7	$(71.7)	$(14.7)	$(33.7)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF RATIOS AND PREMIUMS

(Dollars in millions)

(Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2012		March 31, 2011
OneBeacon	Specialty	Total (1)	Specialty	Total (1)
GAAP Ratios
Loss and LAE	50%	55%	55%	53%
Expense	39%	39%	40%	40%
Combined	89%	94%	94%	93%

Net written premiums	$303.1	$303.6	$258.3	$259.9
Earned premiums	$271.8	$272.8	$241.9	$245.1

(1) Total includes OneBeacon’s Other Insurance Operations, which consist primarily of business in run-off.

	Three Months Ended
	March 31,
Sirius Group	2012	2011
GAAP Ratios
Loss and LAE	50%	102%
Expense	34%	30%
Combined	84%	132%

Gross written premiums	$464.0	$443.4
Net written premiums	$350.8	$337.4
Earned premiums	$226.2	$222.7

(end)